INTERNATIONAL RESORT PROPERTIES CORP.
                             3400 Norcross Way
                          North Vancouver, B.C.

December 26, 1998

Honor One Corporation
#290 - 1111 W. Hastings Street
Vancouver, B.C.

Dear Sirs:

Re:   Corporate Matters

This letter will confirm our agreement that International Resort Propeties Corp. (herein "Int. Resort") will provide the following services to Honor One
Corporation:

     * preparation of all corporate documentation, such as Directors Resolutions; consents and resignations of directors and officers; amendments to Articles and By-Laws and maintenance of all corporate records;
     * preparation of Special Meeting Consent Circular and proxy with respect to anticipated name changes;
     * all documentation necessary to obtain Cusip numbers and trading symbol once the name change has been effected;
     * First draft of the Form 10 so that Honor One Corporaton can become fully reporting;
     *    All documentation to establish a Transfer Agent;
     *    Co-ordination of all legal matters;
     * Co-ordination of the 1998 audit and maintenance of all financial records respecting an audit to January 15, 1999;
     * All other matters as may become necessary in the reactivation of the Company.

The fee for all above noted services will be the issuance of ONE HUNDRED THOUSAND (100,000) Rule 701 shares of USD $50,000. With all due consideration as the company currently does not have the funds to pay for the aforementioned services I would ask that you forthwith issue the 100,000 shares to Int. Resorts as per the agreement.

If this correctly reflects our agreement please execute in the space provided below.

Yours very truly,
INTERNATIONAL RESORT PROPERTIES CORP.
Per:
/s/ Katharine Johnston
Corp. Secretary

The above terms are hereby agreed to this 28th day of December, 1998.

/s/ Victor Cardenas
President and Director